Exhibit 10.11

REXNORD SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

REXNORD SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

ARTICLE I - NAME, PURPOSE AND EFFECTIVE DATE		1
1.01	NAME AND PURPOSE	1
1.02	EFFECTIVE DATE	1

ARTICLE II - DEFINITIONS		2
2.01	“ADMINISTRATOR”	2
2.02	“CODE”	2
2.03	“EMPLOYER”	2
2.04	“PARTICIPANT”	2
2.05	“PLAN”	2
2.06	“SERP ACCOUNT”	2

ARTICLE III - SERP ACCOUNT		3
3.01	ESTABLISHMENT OF SERP ACCOUNT	3
3.02	ANNUAL CONTRIBUTION	3
3.03	PRO-RATA CREDIT IN YEAR OF TERMINATION	3
3.04	ANNUAL INTEREST CREDIT	3

ARTICLE IV - PAYMENT OF SERP ACCOUNT		4
4.01	COMMENCEMENT OF BENEFITS	4
4.02	PAYMENT OPTIONS	4
4.03	CHANGES IN ELECTION	4
4.04	PAYMENT IN THE EVENT OF DEATH	4

ARTICLE V - FUNDING		6
5.01	FUNDING	6

ARTICLE VI - ADMINISTRATION		7
6.01	DUTIES OF ADMINISTRATOR	7
6.02	FINALITY OF DECISIONS	7

ARTICLE VII - MISCELLANEOUS		8
7.01	NON-GUARANTEE OF EMPLOYMENT	8
7.02	AMENDMENTS/TERMINATION	8
7.03	NONASSIGNABILITY	8
7.04	ENTIRE AGREEMENT; SUCCESSORS	8
7.05	SUCCESSOR EMPLOYER	8
7.06	GOVERNING LAW	8
7.07	CLAIMS PROCEDURE	9

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ARTICLE I - NAME, PURPOSE AND EFFECTIVE DATE

1.01	Name and Purpose

The supplemental retirement plan set forth herein shall be known as the Rexnord Supplemental Executive Retirement Plan (the “Plan”). The Plan is established, and shall be maintained, solely for the purpose of providing supplemental retirement plan benefits for certain Participants. For purposes of the Employee Retirement Income Security Act of 1974, as amended, the Plan is unfunded and maintained primarily for the purpose of providing non-qualified deferred compensation for certain Participants who are part of a select group of management or highly-compensated employees.

1.02	Effective Date

This Plan shall be effective January 1, 2004.

ARTICLE II - DEFINITIONS

2.01	“Administrator” means Rexnord Corporation or its duly authorized representative.

2.02	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

2.03	“Employer” means Rexnord Corporation or its successor in interest.

2.04	“Participant” means [ ], Robert A. Hitt, and/or [ ].

2.05	“Plan” means the Rexnord Supplemental Executive Retirement Plan.

2.06	“SERP Account” means the bookkeeping reserve account established pursuant to Article III and distributed pursuant to Article IV.

ARTICLE III - SERP ACCOUNT

3.01	Establishment of SERP Account

As of January 1, 2004, each Participant shall have an opening balance in the Participant’s SERP Account as follows:

[ ]	$23,572
Robert A. Hitt	$67,216
[ ]	$35,112

3.02	Annual Contribution

As of December 31, 2004 and each December 31 thereafter during a Participant’s employment with the Employer, the SERP Account shall be credited with the designated percentage of the Participant’s compensation as follows:

[ ]	7.75%
Robert A. Hitt	8.48%
[ ]	7.97%

For this purpose, “compensation” means base pay plus annual incentive bonus paid in the applicable calendar year pursuant to the Rexnord Management Incentive Plan, including any salary reductions of those items pursuant to Code Section 125 of 401(k) or for nonqualified deferred compensation, but excluding any other bonus or benefits, such as any long-term incentive bonus, sale bonus, relocation bonus or severance pay.

3.03	Pro-rata Credit in Year of Termination

As of the date of a Participant’s termination of employment with the Employer, the SERP Account shall be credited with the designated percentage of the Participant’s compensation for such partial calendar year, pursuant to the applicable terms in Section 3.02.

3.04	Annual Interest Credit

As of December 31, 2004 and each December 31 thereafter on which a Participant has a SERP Account, the SERP Account shall be credited with interest at the rate of 6.75% on the balance of the SERP Account on January 1 of such calendar year less the amount of any distribution from the SERP Account during the year.

ARTICLE IV - PAYMENT OF SERP ACCOUNT

4.01	Commencement of Benefits

A Participant’s SERP Account shall be accumulated as provided herein until the Participant’s termination of employment with the Employer. Payment of benefits under the Plan shall then be made pursuant to Section 4.02.

4.02	Payment Options

Benefits payable under the Plan shall be made to the Participant in either of the following payment forms, as selected by the Participant:

i.	A lump sum in cash, payable within 30 days following termination of employment; or

ii.	Approximately equal annual installments over a term certain as elected by the Participant not to exceed ten years with payments beginning on the first business day of the calendar year following the termination date.

If a lump sum election is made it will include a partial interest credit on the beginning balance as of the prior January 1st. The annual interest credit will be multiplied by a fraction, the numerator of which is full months prior to the distribution and the denominator of which is 12.

The amount of an annual installment shall be determined by dividing the balance in the SERP Account on each such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant’s SERP Account on the date of payment.

4.03	Changes in Election

As of the adoption of the Plan, the Participant shall elect among the payment options the method under which his SERP Account will be distributed; provided, however, that the Participant may change the method of payment by filing a written election with the Employer at least twelve (12) months prior to the date the Participant’s employment with the Employer terminates. Any election to change the payment method which is filed less than twelve (12) months prior to the date the Participant’s employment with the Employer terminates shall be invalid, and the prior valid election shall apply.

4.04	Payment in the Event of Death

In the event of the Participant’s death, payments otherwise due to the Participant shall be made to the Participant’s designated beneficiary. The form of payment to the beneficiary shall be the same as would have been made to the Participant, except that if the beneficiary is an estate, any portion of the SERP Account remaining on the date of death shall be paid in a lump sum within 30 days of the death. The Participant’s beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with Employer. If the Participant does not designate a beneficiary, the beneficiary shall be his surviving spouse. If the Participant does not designate a beneficiary and has no surviving spouse, the beneficiary shall be the Participant’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Employer. If a beneficiary (the “primary beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due, the balance to which the primary beneficiary is entitled shall be paid to the contingent beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Employer before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Employer and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had died prior to the Participant.

ARTICLE V- FUNDING

5.01	Funding

As of the adoption of this Plan, the Employer shall establish a so-called “rabbi trust” to provide a pool of assets which is intended to be used, at least in part, to “fund” the benefits payable under this Plan. The initial funding of the rabbi trust in the amounts detailed in Section 3.01 shall be made concurrent with the adoption of this Plan if practicable, but in any event no later than 60 days following the adoption of this Plan. Future amounts credited to the Participant’s SERP Account pursuant to Sections 3.02, 3.03 and 3.04 for any calendar year shall be contributed by the Employer into the rabbi trust no later than 30 days subsequent to the end of that calendar year (i.e., by January 30th of the following calendar year). Notwithstanding the foregoing, any such trust assets shall be subject to the claims of creditors of the Employer. The Employer shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant or beneficiary hereunder. If the Employer, acting in its sole discretion, establishes a reserve or other fund associated with this Plan other than the rabbi trust, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or other fund shall be subject to the control of the Employer, and need not be used to pay benefits hereunder.

ARTICLE VI - ADMINISTRATION

6.01	Duties of Administrator

The Administrator shall have full authority to construe and interpret the terms and provisions of the Plan, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Administrator in connection with the Plan shall be within the absolute discretion of the Administrator and shall be final, binding and conclusive on the Employer and all Participants and their respective heirs, executors, administrators, successors and assigns. A Participant who is also the Administrator, a member of a committee that is the Administrator or a person to whom the Administrator has delegated responsibility pursuant to this Section 7.01 shall not participate in any decision involving a request made by him or relating in any way to his rights, duties, and obligations as a Participant (unless such decision relates to all Participants generally and in a similar manner).

6.02	Finality of Decisions

The Administrator is expressly granted, without intending any limitation, the discretion to construe the terms of the Plan and to determine eligibility for benefits hereunder. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and neither the Administrator nor the Employer shall be subject to individual liability with respect to the Plan.

ARTICLE VII - MISCELLANEOUS

7.01	Non-Guarantee of Employment

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Participant, or as a right of any such Participant to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Participant, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

7.02	Amendments/Termination

The Employer reserves the right to make from time to time amendments to or terminate this Plan by vote duly adopted by its Board of Directors, provided that no such amendment or termination shall reduce any benefits earned under the terms of this Plan prior to the date of termination or amendment.

7.03	Nonassignability

The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law.

7.04	Entire Agreement; Successors

This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Employer and any Participant regarding the Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Employer and any Participant relating to the subject matter hereof, other than those set forth in this Plan. This Plan and any amendment shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

7.05	Successor Employer

In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision shall be made by which a successor to all or a major portion of the Employer’s property or business shall continue this Plan, and the successor shall have all of the powers, duties, obligations and responsibilities of the Employer under this Plan.

7.06	Governing Law

This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

7.07	Claims Procedure

The Claims Procedure currently detailed, and as may later be amended, under the Rexnord 401(k) Plan is hereby incorporated by reference as the Claims Procedure for this Plan; provided, however that the “Board of Directors, or its duly authorized representative”, shall be substituted for the “Committee” in the Claims Procedure detailed in such plan.

IN WITNESS WHEREOF, Rexnord Corporation has caused this instrument to be executed in its name and on its behalf and effective as of January 1, 2004.

Rexnord Corporation

By:
Title:

Attest:

By:
(Seal)

Acceptance

The undersigned individually acknowledge receipt of a copy of the Plan and agree that this Plan, if continued as provided herein, and the Rexnord 401(k) Plan, if continued as provided therein, satisfy the obligations of the Employer for a defined benefit plan and a “Supplemental Early Retirement Plan” pursuant to Section 3(e) and Exhibit D of the November 25, 2002 Employment Agreement with each such executive:

[ ]

Robert A. Hitt

[ ]